UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2014

CHEMOCENTRYX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35420	94-3254365
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

850 Maude Avenue, Mountain View, CA		94043
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 210-2900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2014, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of ChemoCentryx, Inc. (the “Company”) established the base salaries to be paid to the executive officers listed below (the “Named Executive Officers”), effective January 1, 2014 and also approved cash bonus payments for the 2013 fiscal year to be paid to each of the Named Executive Officers and set target cash bonuses for the 2014 fiscal year for each of the Named Executive Officers. In addition, on February 19, 2014, the Compensation Committee of the Board of Directors (the “Committee”) of ChemoCentryx, Inc. (the “Company”) approved and awarded stock options to the executive officers listed below (the “Named Executive Officers”) under the Company’s 2012 Equity Incentive Award Plan. The exercise price per share of such stock options is $7.10, the closing price per share of the Company’s common stock on February 19, 2014. Twenty-five percent of the total number of shares of common stock subject to each Named Executive Officer’s option will vest on January 1, 2015, and 1/48th of the total number of shares of common stock subject to such option will vest monthly thereafter, subject to such Named Executive Officer’s continued employment or service relationship with the Company on each such vesting date.

The new base salaries, 2014 target cash bonus payments, actual 2013 cash bonus payments and stock option grants are as follows:

Name	Title	2014 Base Salary	2014 Target Cash Bonus	2013 Actual Cash Bonus	Stock Options
Thomas J. Schall, Ph.D.	President and Chief Executive Officer	$550,000	$275,000	$210,375	395,000
Markus J. Cappel, Ph.D.	Chief Business Officer and Treasurer	$365,000	$127,750	$62,045	170,000
Susan M. Kanaya	Senior Vice President, Finance, Chief Financial Officer and Secretary	$400,000	$140,000	$107,476	200,000
Petrus Bekker, M.D., Ph.D.	Senior Vice President of Medical and Clinical Affairs	$380,000	$133,000	$106,659	190,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEMOCENTRYX, INC.

Date: February 21, 2014
	By:	/s/ Susan M. Kanaya
	Name:	Susan M. Kanaya
	Title:	Senior Vice President, Finance, Chief Financial Officer and Secretary